UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
_________________________________________________

Filed by the Registrant     ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

LSB INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

COMPANY CONTACT:                                                                INVESTOR RELATIONS CONTACT:
Tony M. Shelby, Chief Financial Officer                                    Tim Lynch / Sharon Stern
(405) 235-4546                                                                              Joele Frank, Wilkinson Brimmer Katcher
           (212) 355-4449

FOR IMMEDIATE RELEASE

LSB INDUSTRIES COMMENTS ON LETTER FROM ENGINE CAPITAL

OKLAHOMA CITY – December 30, 2013 – LSB Industries, Inc. (NYSE:LXU) (“LSB”) today commented on the open letter issued by Engine Capital LP (“Engine Capital”).

The Company issued the following statement:

We are disappointed that Engine Capital has decided to publish this letter, especially in light of our ongoing dialogue.  While it is the Company’s policy not to comment on specific discussions with shareholders, LSB welcomes open communications with its shareholders and values their input toward the shared goal of enhancing value.  The Board will thoroughly evaluate Engine Capital’s letter with input from the management team and will respond publicly in due course.

LSB’s Board of Directors and management team currently hold an ownership stake of approximately 19% of the Company, including convertible preferred stock, and our interests are aligned with shareholders.  Accordingly, the Board and management team remain returns-focused and committed to executing on the Company’s strategic plan.  LSB believes in its ability to drive growth and value creation for all shareholders.

As noted in our public statement released earlier today, the Company has resumed ammonia production at its Pryor, Oklahoma chemical facility.

Credit Suisse is serving as financial advisor to LSB and Wachtell, Lipton, Rosen & Katz LLP and Conner & Winters, LLP are acting as legal advisors.

About LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining, and industrial markets, and the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils and modular geothermal chillers, and large custom air handlers.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identified by use of the words “believes”, “expects”, “intends”, “anticipates”, “plans to”, “estimates”, “projects”, or similar expressions, including, without limitation, drive growth and value creation. Actual results may differ materially from the forward-looking statements as a result of various future events, including without limitation, general economic conditions, weather conditions, equipment reliability, growth in the construction industry in both commercial and residential areas, federal and statement governmental regulatory requirements and “Risk Factors” contained in the Company’s most recent 10-K and Forms 10-Q for quarters ended March 31, June 30 and September 30, 2013.  These forward-looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Important Additional Information

LSB, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from LSB stockholders in connection with the matters to be considered at LSB’s 2014 Annual Meeting.  LSB intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from LSB stockholders.  LSB STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.  Information regarding the ownership of LSB’s directors and executive officers in LSB stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with LSB’s 2014 Annual Meeting.  Information can also be found in LSB’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 28, 2013.  Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by LSB with the SEC for no charge at the SEC's website at www.sec.gov.  Copies will also be available at no charge at LSB’s website at www.lsbindustries.com or by contacting David M. Shear, General Counsel & Secretary at (405) 235-4546.